EXHIBIT 99.1

HARRAH'S  ENTERTAINMENT  AND  RIO  HOTEL  &  CASINO  SHAREHOLDERS
APPROVE MERGER

MEMPHIS,  Tenn. and LAS VEGAS, Nov. 18 /PRNewswire/  --  Harrah's
Entertainment,  Inc. (NYSE: HET - news) and Rio Hotel  &  Casino,
Inc. (NYSE: RHC - news) today announced shareholders of both companies have overwhelmingly approved a proposed merger.

The  Proposal  now  goes  before  Nevada  gaming  regulators   on
Thursday, November 19th. Harrah's and Rio officials estimate the merger will close at year end pending other approvals and satisfaction of other closing conditions.

Under the terms announced August 10, 1998, each outstanding share of Rio common stock will be converted into a share of Harrah's common stock in a one-for-one stock transaction. Harrah's will also assume Rio's debt.

Harrah's Entertainment Chairman, President and CEO, Philip G. Satre, said, "I'm pleased our shareholders have confirmed the Harrah's strategy to diversify our Las Vegas presence with this excellent, high quality casino destination resort. The Rio adds great value for our customers, our employees and our shareholders. We can offer loyal Harrah's customers a resort-style experience in Las Vegas. We will add Rio's 1.3 million customers to our 8-million Total Gold customer database. And, we fully expect to see significant revenue and growth opportunities from the integration of our proprietary customer recognition and reward program, Total Gold, with the Rio customer network."

"I, too, am excited about the opportunities this transaction offers the Rio," said Anthony A. Marnell II, Chairman and CEO of Rio Hotel & Casino. "This complements our growth plans while maintaining the high standards of quality service and value for which we have become known. We feel this is the perfect fit with a first-class company that shares a common vision for customer satisfaction and a management team we've always admired."

Statements in this release concerning future events, future performance and business prospects, including the Rio merger, are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, political, economic, bank, equity and debt market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in the
Harrah's Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 1998, and the section entitled "Statement on Forward-Looking Information" in Rio's Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 1998.

                             (more)

Rio Hotel & Casino, Inc., through a wholly owned subsidiary, owns and operates the Rio Suite Hotel & Casino. The country's premier all-suite hotel-casino, the Rio offers approximately 2,500 suites and a 120,000 square foot casino. Home of the "Masquerade Show in the Sky," a $25 million entertainment extravaganza free to the public, the Rio offers a wide variety of entertainment features. These include 14 restaurants, the Wine Cellar, retail shops, nightly performances by Danny Gans, and Rio Secco Golf Club, an 18-hole championship golf course.

Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry. Founded more than 60 years ago, Harrah's is focused on building loyalty and brand value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.